EXHIBIT 99.1



FOR IMMEDIATE RELEASE

Champion Communication Services, Inc. Announces Stock Repurchase Program

The Woodlands, Texas, February 6, 2002 - CHAMPION Communication Services, Inc. (the "Company") (Canadian Venture Exchange Symbol: YCJ and U.S. Over the Counter Bulletin Board Symbol: CCMS) announced that its Board of Directors has authorized the Company to purchase, in open market transactions, up to 300,000 shares of its own common stock representing approximately 5% of the issued and outstanding shares, plus additional shares in privately negotiated transactions with shareholders in the United States.

Any purchases made on the open market in the U.S. will be made on the Over the Counter Bulletin Board, and in Canada on the Canadian Venture Exchange, and will be subject to price, trading volume, and other market considerations. The Company may find opportunities to purchase additional shares in privately negotiated transactions with shareholders in the United States. The Company's 2002 Stock Repurchase Program is to provide a mechanism whereby it can buy on any given trading day, in open market transactions, up to 25% of the average daily trading volume in the Company's common stock in the US and additional privately negotiated purchases. Shares repurchased may be used for appropriate corporate purposes.

Albert F. Richmond, Chairman and Chief Executive Officer of the Company, stated "We believe that our stock is undervalued in relation to book value and the intrinsic value of spectrum held by the Company. We believe that this program is in the best interests of the Company and its stockholders and demonstrates an emphasis on delivering shareholder value."

Champion Communication Services, Inc. is a telecommunications infrastructure provider, that provides high-powered Trunked dispatch services in the United States. The Company's customers are principally businesses and government agencies located in five major metropolitan geographic areas. Champion manages its assets and customers through Company-owned supporting services in the targeted markets as well as through the efforts of independent dealers.

For further information contact:

Mr. Albert F. Richmond, Chief Executive Officer

Telephone:        1-800-614-6500
Fax:              1-281-364-1603

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Please note that this press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters discussed in this press release are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include, but are not limited to, the following: the Federal Communications Commission granting the requested
license  transfers;   fluctuations  in  the  Company's  tower  rental  expenses;
inventory and loan balances; competition; acquisition and expansion risk; liquidity and capital requirements; government regulation; the Company's ability to acquire and sell spectrum; and other factors listed from time to time in the Company's SEC reports.